Exhibit 99.1

Discover Financial Services
Monthly Credit Card Charge-off and Delinquency Statistics
As of and for each of the twelve months ended
(dollars in billions)

	Sep 30, 2014	Aug 31, 2014	Jul 31, 2014	Jun 30, 2014	May 31, 2014	Apr 30, 2014	Mar 31, 2014	Feb 28, 2014	Jan 31, 2014	Dec 31, 2013	Nov 30, 2013	Oct 31, 2013

Ending Loans	$53.7	$53.7	$53.1	$52.7	$52.5	$51.6	$50.9	$50.7	$51.8	$53.1	$51.5	$50.4
Average Loans	$53.5	$53.2	$52.6	$52.4	$51.7	$51.1	$50.5	$51.3	$52.3	$52.3	$50.5	$50.1
Net Principal Charge-off Rate (1)	2.2%	2.2%	2.1%	2.3%	2.4%	2.3%	2.3%	2.5%	2.2%	2.2%	2.2%	1.9%
Delinquency rate (over 30 days) (2)	1.7%	1.7%	1.7%	1.6%	1.6%	1.7%	1.7%	1.8%	1.8%	1.7%	1.7%	1.7%

(1) Represents net principal charge-off dollars (annualized on an actual/actual day basis) divided by average loans for the reporting period.
(2) Represents loans delinquent over 30 days divided by ending loans.

The statistics presented above provide information regarding Discover Financial Services' total credit card portfolio. The data presented differs from the data reported by the Discover Card Master Trust I and, through the collateral certificate, the Discover Card Execution Note Trust (collectively, the “Trusts”) in their monthly Form 10-D reports filed with the Securities and Exchange Commission which reflects only receivables associated with credit card loans within the Trusts. The credit card loans that have been securitized through the Trusts do not possess identical characteristics with those of the total portfolio of Discover credit card loans, which reflects the aggregate of securitized and non-securitized credit card loans. Thus, the reported credit performance of the Trusts may, on a month-to-month basis, be better or worse than the credit performance of the total credit card portfolio. Reported differences may arise as a result of, among other things, differences in the mix and vintage of loans between the Trusts and the total portfolio, the use of beginning of month principal receivables balances to calculate charge-off statistics in the Trusts compared to the use of average loan balances over the reporting period used in the total portfolio statistics, and the calculation of the Trusts' net charge-off rate annualized on a 30/360 day count basis, as compared to an actual/actual day count basis for the total portfolio.